CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

         Global Telecommunication Solutions, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of Global Telecommunication Solutions, Inc. by the unanimous written consent of its members dated April 1, 2000, filed with the minutes of the board, duly adopted resolutions setting forth a proposed amendment to the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolutions setting forth the proposed amendment is as follows:

         RESOLVED, That the Restated Certificate of Incorporation of this corporation be amended by changing the First Article thereof so that, as amended said Article shall be and read as follows:

         "The name of the corporation is Global iTechnology, Inc."

         SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         FOURTH: That this Certificate of Amendment of the Restated Certificate of Incorporation shall be effective on July 10, 2000.

         IN WITNESS WHEREOF, said Global Telecommunication Solutions, Inc. has caused this certificate to be signed by Lee R. Montellaro, its Chief Financial Officer, this 5th day of July, 2000.

GLOBAL TELECOMMUNICATION SOLUTIONS, INC.


By: /s/ Lee R. Montellaro
    ------------------------------------------
    Lee R. Montellaro, Chief Financial Officer